Exhibit 99.2

PRIMEDIA Refinances Bank Debt and Calls Preferred Stock and Bonds for Redemption

NEW YORK, NY (October 3, 2005) — PRIMEDIA Inc. (PRM) today announced that it has closed a new $500 million Term Loan B credit facility and has called for redemption all of its outstanding shares of Series H Preferred Stock (with an aggregate liquidation preference of approximately $212 million) and all of its outstanding 7 5/8% Senior Notes due 2008 in an aggregate principal amount of approximately $146 million. The redemption date for both the preferred stock and the senior notes will be October 31, 2005.

The Series H Preferred Stock is callable at 101.438% of the liquidation preference thereof plus accrued but unpaid dividends and the 7 5/8% Senior Notes are callable at 101.271% of the principal amount plus accrued interest.

The proceeds of the Term Loan B facility, together with the proceeds of the sale of PRIMEDIA Business Information that also closed on September 30, 2005, are being used to repay bank debt and to redeem the Series H Preferred Stock and the 7 5/8% Senior Notes as described above.

On the Term Loan B facility, J.P. Morgan Securities Inc. and Banc of America Securities LLC served as Joint Advisors, Joint Lead Arrangers and Joint Bookrunners, and JPMorgan Chase Bank, N.A. is serving as administrative agent.

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States.  With 2004 revenue of $1.1 billion, its properties comprise over 135 brands that connect buyers and sellers through print publications, websites, events, newsletters and video programs in three market segments:

•                  Enthusiast Media is the #1 special interest magazine publisher in the U.S. with more than 120 consumer magazines, 115 websites, 100 events, 10 TV programs, 340 branded products, and has such well-known brands as Motor Trend, Automobile, Creating Keepsakes, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile and Surfer.

•                  Consumer Guides is the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 49,000 locations.

•                  Education includes Channel One, a proprietary network to secondary schools; Films Media Group, a leading source of educational videos; and Interactive Medical Network, a continuing medical education business.

This release contains forward-looking statements as that term is used under the Private Securities Litigation Act of 1995.  These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events. Although the assumptions, expectations and projections reflected in these forward-looking statements represent management’s best judgment at the time of this release, the Company can give no assurance that they will prove to be correct. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results of the Company to differ materially from those anticipated in these forward-looking statements.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These forward-looking statements are subject to risks and uncertainties and, therefore, actual results may differ materially. The Company cautions you not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.  All references to “Company” and “PRIMEDIA” as used throughout this release refer to PRIMEDIA Inc. and its subsidiaries.

Contacts:	Eric Leeds (investors): 212-745-1885
Whit Clay (media): 212-446-1864